Exhibit 99.1

URBAN OUTFITTERS, INC.
1809 Walnut Street
Philadelphia, PA 19103

March 26, 2002

Securities and Exchange Commission
SEC Headquarters
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

           Pursuant to the requirements under Temporary Note 3T to Article 3 of Regulation S-X, Urban Outfitters, Inc. (the "Company") hereby states that, in connection with its audit of the Company's consolidated financial statements as of and for the period ended January 31, 2002, Arthur Andersen LLP ("Andersen") represented to the Company that Andersen's audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and that there was availability of national office consultation. Andersen also stated that the availability of personnel at foreign affiliates of Andersen was not relevant to its audit of the Company.

Very truly yours,

/s/ Stephen A. Feldman Chief Financial Officer